(m)(2)(ii)

FORM OF

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS B SHARES

Series	Maximum Combined Distribution and Service Fees (as a percentage of average daily net assets)
ING 130/30 Fundamental Research Fund	1.00%

ING Alternative Beta Fund	1.00%

ING Balanced Fund	1.00%

ING Corporate Leaders 100 Fund	1.00%

ING Global Target Payment Fund	1.00%

ING Global Science and Technology Fund	1.00%

ING Growth and Income Fund	1.00%

ING Index Plus LargeCap Fund	1.00%

ING Index Plus MidCap Fund	1.00%

ING Index Plus SmallCap Fund	1.00%

ING Money Market Fund	1.00%

ING Small Company Fund	1.00%

ING Strategic Allocation Conservative Fund	1.00%

ING Strategic Allocation Growth Fund	1.00%

ING Strategic Allocation Moderate Fund	1.00%

Series	Maximum Combined Distribution and Service Fees (as a percentage of average daily net assets)
ING U.S. Government Money Market Fund	1.00%

Last Updated on: October 15, 2008